EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

                (1)  First Security Bank is the bank subsidiary of the Company. The Company owns 100% of First Security Bank

        (2)  Batesville Security Building Corporation is the non-bank subsidiary of the Company. The Company owns 100% of Batesville Security Building Corporation.